As filed with the Securities and Exchange Commission on July 6, 2022

Registration No. 333-172806

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172806

UNDER THE SECURITIES ACT OF 1933

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POINTS.COM INC.

(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

111 Richmond Street West, Suite 700 Toronto, ON, Canada (Address of Principal Executive Offices)	M5H 2G4 (Zip Code)

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Amended and Restated Stock Option Plan

(Full title of plan)

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CT Corporation System

28 Liberty Street

New York, NY 10015

(Name and Address of Agent for Service)

(212) 894-8400

(Telephone Number, Including Area Code of Agent For Service)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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DEREGISTRATION OF SECURITIES

Points.com Inc., a Canadian corporation (the "Company"), is filing this Post-Effective Amendment No. 1 (this "Amendment") to the Registration Statement on Form S-8, File No. 333-172806, filed with the Securities and Exchange Commission on March 14, 2011 registering the offer and sale of 1,563,526 shares of common stock, without par value, of the Company (the "Common Stock"), issuable pursuant to the Amended and Restated Stock Option Plan of the Company.

On June 30, 2022, the Company completed the plan of arrangement contemplated by the Arrangement Agreement, dated May 6, 2022, between the Company and 13994384 Canada Inc. (the “Purchaser”), an indirect wholly-owned subsidiary of 14043057 Canada Inc. (a successor entity to Plusgrade L.P.) pursuant to which the Purchaser acquired all of the issued and outstanding shares of Common Stock of the Company for US$25.00 in cash per share of Common Stock by way of a statutory plan of arrangement under the Canada Business Corporations Act (the “Transaction”). The Transaction received final approval from the Ontario Superior Court of Justice on June 27, 2022.

As a result of the Transaction, the Company has become a wholly-owned subsidiary of the Purchaser and terminated all offers and sales of its shares of Common Stock registered pursuant to the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such shares of Common Stock registered but unsold under the Registration Statement as of the date of this Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on this 6th day of July, 2022.

POINTS.COM INC.

By:	/s/ Robert MacLean
Name:	Robert MacLean
Title:	Chief Executive Officer

No other person is required to sign this Amendment in reliance upon Rule 478 of the Securities Act.